Exhibit 99

Corn Products International, Inc.
Westchester, IL 60154

NEWS RELEASE

For Release	CONTACT:
10/19/04 – 0530 EDT	Richard Vandervoort, (708) 551-2595 (investors)
Mark Lindley, (708) 551-2602 (media)

CORN PRODUCTS INTERNATIONAL, INC. REPORTS THIRD QUARTER 2004 EARNINGS

Company Reports EPS Growth of 16 Percent for the Quarter over Third Quarter 2003;
Updates Guidance Range to 23% to 26% Improvement over Full Year 2003

     WESTCHESTER, Ill., October 19, 2004 — Corn Products International, Inc. (NYSE:CPO) today announced significantly improved sales and earnings for the third quarter and first nine months of 2004.

     For the quarter ended September 30, 2004, the Company reported diluted earnings per share of $0.64, an increase of 16 percent over diluted earnings per share of $0.55 in the third quarter of 2003. The Company’s results have improved in each of the three quarters of 2004 over the prior year periods.

     Results for the third quarter 2004 as compared to the third quarter 2003 were as follows:

•	Net sales reached $587 million, up from $541 million

•	Operating income was $46 million, up from $45 million

•	Net income was $24 million, up from $20 million

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     “I am pleased to report that our Company’s results continued to improve during the third quarter and are in line with our 2004 targets,” said Sam Scott, chairman, president and chief executive officer of Corn Products International. “Our forecast of accelerated earnings growth during the first half of 2004, followed by a good but less robust second half, is proving to be correct, as projected higher raw material and energy costs affected results in the third quarter.”

BUSINESS BREAKDOWN BY REGION

     On a regional basis, results for the third quarter compared to the same period the prior year were as follows:

In North America:

•	Net sales were $371 million, up from $344 million

•	Volume increased 4 percent

•	Operating income was $21 million, up from $17 million

     Higher volumes in the North American region, favorable pricing and a stronger exchange rate on the Canadian dollar helped to offset expected higher raw material and energy costs experienced during the quarter. Operating income grew by 25 percent, and operating margins were 5.6 percent, up from 4.9 percent in the same quarter of 2003.

     “We continue to focus on improving returns in our North American region,” Scott said. “While we are pleased with the improvement that we have achieved to date, we know that we have more work to do.”

In South America:

•	Net sales were $139 million, up from $129 million

•	Volume improved 4 percent

•	Operating income was $24 million, up from $22 million

     Strong volumes throughout most of the region, as well as favorable pricing and product mix, combined to offset higher corn and energy costs and weaker results in our Andean business. Operating income rose 11 percent from the same period in 2003.

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In Asia/Africa:

•	Net sales were $77 million, up from $68 million

•	Volume increased 2 percent

•	Operating income was $8 million, down from $13 million

     Favorable volume, pricing and exchange rates contributed to the 14 percent increase in net sales. Operating income was down primarily due to high corn and freight costs in Korea, which hit their peak during the third quarter. Fourth-quarter costs should be more in line with historic norms, as the most expensive corn purchased during the year has been mostly consumed.

     During the quarter, the Company’s second plant in Pakistan started up. The Company also received its business license for its new joint venture in China, which was announced during the second quarter.

NINE MONTHS 2004 RESULTS

     For the nine months ended September 30, 2004, the Company reported diluted earnings per share of $2.13, up 48 percent from diluted earnings per share of $1.44 in the first nine months of 2003.

     Results for the first nine months of 2004 compared to the prior year period were as follows:

•	Net sales were $1,710 million, up from $1,560 million

•	Operating income was $154 million, up from $123 million

•	Net income was $79 million, up from $52 million

     Cash provided by operations for the first nine months of 2004 totaled $96 million, compared to $132 million for the same period in 2003. The decline in cash flow for the nine-month period ended September 30, 2004, is due primarily to the US/Canadian margin account activity.

     Total debt at September 30, 2004, was $578 million compared to $609 million at September 30, 2003. Cash and temporary investments at September 30, 2004, were $138 million, up $77 million from September 30, 2003.

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     The effective income tax rate was 33 percent for the nine-month period ended September 30, 2004, compared to 36 percent for the same period in 2003. This change in the tax rate contributed $0.10 diluted EPS to the nine-month period ended September 30, 2004.

OUTLOOK

     “We are updating our guidance of annual earnings improvement from a range of 21 percent to 26 percent to a range of 23 percent to 26 percent over 2003’s diluted EPS of $2.11,” said Scott. “As previously stated, approximately 5 percent of that increase is attributable to the impact of the lower effective tax rate.

     “Going forward, we continue to be optimistic that a solution will be found to the Mexican tax on high fructose corn syrup (HFCS). Late in the third quarter, our shipments of HFCS to beverage accounts increased. If this increase continues, we expect our performance for the year could be somewhat stronger than forecast in our updated guidance.

     “Finally, we maintain confidence in our ability to deliver low-double-digit earnings-per-share growth over time as we implement the multiple pathway strategy that we unveiled earlier this year.”

ABOUT CORN PRODUCTS INTERNATIONAL, INC.

     Corn Products International, Inc. is one of the world’s largest corn refiners and a major supplier of high-quality food ingredients and industrial products derived from the wet milling and processing of corn and other starch-based materials. The Company is the number-one worldwide producer of dextrose and a leading regional producer of starch, high fructose corn syrup and glucose. In 2003, the Company recorded net sales of $2.1 billion with operations in 19 countries at 37 plants, including wholly owned businesses, affiliates and alliances. Headquartered in Westchester, Ill., it was founded in 1906. The Company is listed on the New York Stock Exchange under the symbol CPO. Additional information can be found on the World Wide Web at www.cornproducts.com.

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This press release contains or may contain forward-looking statements concerning the Company’s financial position, business and future earnings and prospects, in addition to other statements using words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend” and other similar expressions. These statements contain certain inherent risks and uncertainties. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, stockholders are cautioned that no assurance can be given that our expectations will prove correct. Actual results and developments may differ materially from the expectations conveyed in these statements, based on various factors, including fluctuations in worldwide commodities markets and the associated risks of hedging against such fluctuations; fluctuations in aggregate industry supply and market demand; general political, economic, business, market and weather conditions in the various geographic regions and countries in which we manufacture and sell our products, including fluctuations in the value of local currencies, energy costs and availability and changes in regulatory controls regarding quotas, tariffs, taxes, income tax rates, biotechnology issues; changing consumption preferences and trends; increased competitive and/or customer pressure in the corn refining industry; the outbreak or continuation of hostilities; stock market fluctuation and volatility; and the resolution of the current uncertainties resulting from the Mexican HFCS tax. Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of risk factors, see the Company’s most recently filed Annual Report on Form 10-K and subsequent reports on Forms 10-Q or 8-K.

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CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Income
(Unaudited)

(All figures are in millions, except per share amounts)

	Three Months Ended		Change	Nine Months Ended		Change
	September 30,		%	September 30,		%
	2004	2003		2004	2003
Net sales before shipping and handling costs	$633.7	$582.7	9%	$1,841.6	$1,684.1	9%
Less: shipping and handling costs	46.3	42.0	10%	131.8	124.6	6%

Net sales	587.4	540.7	9%	1,709.8	1,559.5	10%
Cost of sales	504.0	457.0	10%	1,440.3	1,328.0	8%

Gross profit	83.4	83.7	—%	269.5	231.5	16%
Operating expenses	37.2	37.6	-1%	117.9	108.2	9%
Other income (expense), net	0.2	(1.2)	117%	2.4	(0.5)	580%

Operating income	46.4	44.9	3%	154.0	122.8	25%
Financing costs	8.3	10.1	-18%	25.8	29.2	-12%

Income before taxes	38.1	34.8	9%	128.2	93.6	37%
Provision for income taxes	12.6	12.5		42.3	33.7

	25.5	22.3	14%	85.9	59.9	43%
Minority interest in earnings	1.5	2.3	-35%	6.7	8.0	-16%

Net income	$24.0	$20.0	20%	$79.2	$51.9	53%

Weighted average common shares outstanding:
Basic	36.9	36.0		36.5	35.9
Diluted	37.5	36.3		37.1	36.1
Earnings per common share:
Basic	$0.65	$0.55	18%	$2.17	$1.44	51%
Diluted	$0.64	$0.55	16%	$2.13	$1.44	48%

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Balance Sheets

(In millions, except share amounts)

	September 30,	December 31,
	2004	2003
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$138	$70
Accounts receivable – net	315	252
Inventories	230	215
Prepaid expenses	12	10

Total current assets	695	547

Property, plant and equipment – net	1,169	1,187
Goodwill and other intangible assets	327	319
Deferred tax assets	58	61
Investments	29	29
Other assets	59	67

Total assets	$2,337	$2,210

Liabilities and Equity
Current liabilities
Short-term borrowings and current portion of long-term debt	$99	$98
Accounts payable and accrued liabilities	351	296

Total current liabilities	450	394

Non-current liabilities	106	112
Long-term debt	479	452
Deferred income taxes	178	196
Minority interest in subsidiaries	79	78
Redeemable equity – Redeemable common stock (613,500 and 1,913,500 shares issued at September 30, 2004 and December 31, 2003, respectively) stated at redemption price	28	67
Stockholders’ equity
Preferred stock – authorized 25,000,000 shares- $0.01 par value, none issued	—	—
Common stock – authorized 200,000,000 shares- $0.01 par value – 37,046,387 and 35,746,387 issued at September 30, 2004 and December 31, 2003, respectively	1	1
Additional paid in capital	1,045	1,006
Less: Treasury stock (common stock; 737,976 and 1,494,101 shares at September 30, 2004 and December 31, 2003, respectively) at cost	(14)	(35)
Deferred compensation – restricted stock	(2)	(3)
Accumulated other comprehensive loss	(364)	(343)
Retained earnings	351	285

Total stockholders’ equity	1,017	911

Total liabilities and equity	$2,337	$2,210

CORN PRODUCTS INTERNATIONAL, INC.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	For The Nine Months
	Ended September 30,
(In millions)	2004	2003
Cash provided by (used for) operating activities:
Net income	$79	$52
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	76	76
Increase in trade working capital	(62)	(3)
Other	3	7

Cash provided by operating activities	96	132

Cash provided by (used for) investing activities:
Capital expenditures, net of proceeds on disposal	(51)	(46)
Payments for acquisitions, net	(2)	(48)
Other	1	—

Cash used for investing activities	(52)	(94)

Cash provided by (used for) financing activities:
Proceeds from borrowings, net	23	—
Issuance of common stock	20	2
Dividends paid	(19)	(16)

Cash provided by (used for) financing activities	24	(14)

Effect of foreign exchange rate changes on cash	—	1

Increase in cash and cash equivalents	68	25
Cash and cash equivalents, beginning of period	70	36

Cash and cash equivalents, end of period	$138	$61

CORN PRODUCTS INTERNATIONAL, INC.
Supplemental Financial Information
(Unaudited)

(Dollars in millions, except per share amounts)

I. Geographic Information of Net Sales and Operating Income

	Three Months Ended		Change	Nine Months Ended		Change
	September 30,		%	September 30,		%
	2004	2003		2004	2003
Net sales
North America	$371.0	$343.5	8%	$1,072.3	$996.8	8%
South America	139.1	129.1	8%	406.5	353.8	15%
Asia/Africa	77.3	68.1	14%	231.0	208.9	11%

Total	$587.4	$540.7	9%	$1,709.8	$1,559.5	10%

Operating income
North America	$20.9	$16.7	25%	$68.8	$43.0	60%
South America	23.9	21.6	11%	71.5	58.3	23%
Asia/Africa	8.5	13.1	-35%	38.2	41.2	-7%
Corporate	(6.9)	(6.5)	6%	(24.5)	(19.7)	24%

Total	$46.4	$44.9	3%	$154.0	$122.8	25%

II. Estimated Sources of Diluted Earnings Per Share for the Three and Nine Months Ended September 30

The following is a list of the major items that impacted our third quarter and year-to-date results. The amounts are calculated on a net after-tax basis and attempt to estimate total business effects.

	Earnings Per Share	Earnings Per Share
	Three	Nine
	Months	Months
Earnings Per Share September 30, 2003	$0.55	$1.44
Change
Volumes	0.07	0.21
Operating margin	(0.04)	0.23
Foreign currency translation	—	0.11
Financing costs	0.03	0.06
Minority interest	0.02	0.04
Effective tax rate	0.03	0.10
Shares outstanding	(0.02)	(0.06)

Net Change	0.09	0.69

Earnings Per Share September 30, 2004	$0.64	$2.13

III. Capital expenditures

Capital expenditures for the quarters ended September 30, 2004 and 2003, were $20 million and $19 million, respectively.